Exhibit 10.1

TRANSITION AND MUTUAL SEPARATION AGREEMENT AND GENERAL RELEASE

Guidance Software, Inc. (“Employer” or “GUIDANCE”) and Mark Harrington, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee’s last date of work will be July 15, 2015 (“Last Date of Work”). Employee’s last date of Employment with Employer is August 31, 2015 (“Termination Date”). The period of time between Employee’s Last Date of Work and Employee’s Termination Date shall be referenced as the “Transition Period”.

2. Consideration. In consideration for signing this Separation Agreement and General Release (“Agreement”) and compliance with the promises made herein, Employer agrees:

a.	Upon the Termination Date, GUIDANCE will pay the Employee any accrued salary, as well as any accrued but unused vacation pay through and including the Termination Date, less all customary and routine withholdings and un-reconciled corporate credit card expense.

b.	In addition to Employee’s final pay, subject to Employee’s execution and nonrevocation of this Agreement and Employer’s receipt (and Employee’s non revocation) of Exhibit A executed by Employee, Employer will provide Employee with the following additional benefits: (a) on August 3, 2015, GUIDANCE will pay a lump sum severance payment equivalent to one (1) year base salary in the amount of Two Hundred Eighty Thousand dollars ($280,000.00) less withholdings required by law; (b) on August 3, 2015 GUIDANCE will accelerate vesting of 12,049 (twelve thousand forty nine) RSAs less the appropriate shares to cover withholdings required by law; and, (c) on August 31, 2015 GUIDANCE will pay a transition period payment of Twenty Three Thousand Three Hundred Thirty Three Dollars and 33 cents ($23,333.33) representing payment for transition services through such date. During the Transition Period, Employee agrees to reasonably assist and respond to Employer, including transitioning knowledge and documenting status of all pending litigation and/or open investigations to the COO/CFO.

c.	Following the termination of his health benefits at 12:01 a.m. on August 31, 2015, Employee shall be entitled to elect to continue, at Employee’s own cost, coverage under the GUIDANCE health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA”).

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph “2b” above, without his execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

CONFIDENTIAL	Mark Harrington Separation Agreement

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	California Family Rights Act – Cal. Govt. Code § 12945.2 et seq.

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.

•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code §132a (1) to (4)

•	California Unruh Civil Rights Act – Civ. Code § 51 et seq.

•	California Wage Payment Act, as amended;

•	California Family and Medical Leave – Cal. Lab. Code §233

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

5. Waiver of California Civil Code Section 1542. To affect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Employer, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and this Agreement contemplates the extinguishment of any such claim or claims. Employee warrants he has read this Agreement, including this waiver of California Civil Code section 1542, and he has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters

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into this Agreement. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.

6. Affirmations. Employee affirms that Employee has not filed, caused to be filed, or is not presently a party to any claim against Employer. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer dated August 1, 2004, as amended and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7. Non-Disparagement. Neither Employee nor GUIDANCE shall make any negative statements concerning, or take any action that derogates, Employee, the Company or any other Employer Releasee, or the Company’s, or any other Employer Releasee’s, services, performance, reputation, officers, directors, employees, financial status, or operations or damages any of Employee’s, the Company’s or any other Employer Releasee’s business relationships. It is agreed that in the event of a breach of the provisions of this Paragraph 7 by Employee, it would be impractical or extremely difficult to fix actual damages to Employer Releasees. Therefore, the Parties agree that in the event of such a breach, Employee shall pay to Employer, as liquidated damages, and not as penalty, the sum of TEN THOUSAND DOLLARS AND ZERO CENTS ($10,000.00) for each breach by Employee, which represents reasonable compensation to GUIDANCE for the loss incurred because of each such breach.

8. Confidentiality and Non-Solicitation. Except as provided below or as otherwise disclosed by GUIDANCE or as permitted by law, Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his/her spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his/her consideration of this Agreement. Employee may show this Section 8 to prospective employers as part of a job interview process for disclosing post-employment restrictive covenants. Employee agrees that Employee shall not use the confidential trade secrets of the company to solicit any licensor to, or customer of, the Company or any licensee of the Company’s products, in each case, that are known to Employee, with respect to any business, products, services or training that is competitive with the products or services offered by Employer or under development as of the date of termination of Employee’s relationship with GUIDANCE.

9. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state California. In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

10. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution

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Rules of the American Arbitration Association and the substantive law of the state of California. The arbitration will be final, conclusive and binding upon the parties. Employer will be responsible for paying the costs of the arbitration proceeding, unless otherwise provided in the arbitrator’s award. However, to avoid any possible feeling that the arbitrator may be biased in favor of Employer, Employee will also have the option to pay for one-half of the costs of the arbitration proceeding if Employee desires. These costs include the court reporter’s fee, the arbitrator’s fee, and any costs associated with the facilities for the arbitration, and specifically exclude any attorneys’ fees.

11. Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

12. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13. Revocation. Employee acknowledges that Employee already has attained the age of 40 and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act. Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act. By executing this Agreement, Employee also acknowledges that Employee has been afforded at least 21 calendar days to consider the meaning and effect of this Agreement and to discuss the contents and meaning of this Agreement, as well as the alternatives to signing this Agreement, with an attorney of Employee’s choosing. Employee agrees that the 21-day consideration period began on the date this Agreement first was delivered to Employee and that if Company changes any of the terms of the offer contained in this Agreement (whether the changes are material or not), the 21-day consideration period shall not be restarted but shall continue without interruption. Employee may revoke this Agreement for a period of seven calendar days following the date Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Barry Plaga and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Barry Plaga, or mailed to Barry Plaga and postmarked within seven (7) calendar days of execution of this Agreement. The foregoing notwithstanding, this Agreement shall not become effective and enforceable until the seven-day revocation period has expired. If Employee signs this Agreement before the 21-day consideration period expires, the 7-day revocation period immediately shall begin. If Employee signs this Agreement before the 21-day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the 21-day consideration period and that Company has not promised Employee anything or made any representations that are not contained in this Agreement. In addition, if Employee signs this Agreement before the 21-day consideration period expires, Employee acknowledges and affirms that Company has not threatened to withdraw or alter the offer contained in this Agreement prior to the expiration of the 21-day consideration period. Employee understands that the releases contained in this Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Agreement.

14. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with her decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2B” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

GUIDANCE SOFTWARE, INC.

/s/ Mark Harrington		By:	/s/ Stephanie Urbach
Mark Harrington		Stephanie Urbach, SVP Human Resources

Date:	July 16, 2015	Date:	7/17/2015

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EXHIBIT A

Guidance Software, Inc.

Re:	Separation Agreement and General Release

Dear                     :

On                      [date] I executed a Separation Agreement and General Release (“Agreement”) between Guidance Software, Inc. and me. I was advised by Guidance Software, Inc., in writing, to consult with an attorney of my choosing, prior to executing the Agreement.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Agreement. I have at no time revoked my acceptance or execution of that Agreement and hereby reaffirm my acceptance of that Agreement. Therefore, in accordance with the terms of the Agreement, on July 13, 2015, I hereby request payment of the monies and other benefits, as described in paragraph 2B of the Agreement.

Very truly yours,

Mark Harrington

CONFIDENTIAL	Mark Harrington Separation Agreement